EXHIBIT 3.29

CERTIFICATE OF MERGER

OF

SUNSET MEDIA, INC.,

a Delaware Corporation

with and into

COZI INC.,

a Delaware Corporation

Pursuant to Section 251 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation executed the following Certificate of Merger.

1.	The name of each constituent corporation is Sunset Media, Inc., a Delaware corporation and Cozi Inc., a Delaware corporation.

2.	The Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the constituent corporations.

3.	The name of the surviving corporation is Cozi Inc., a Delaware corporation.

4.

As of the effective time of the merger, the amended and restated certificate of incorporation of the surviving corporation in effect immediately prior to the merger shall be amended and restated to read in its entirety as set forth on Exhibit A attached hereto, and, as so amended and restated, shall be the certificate of incorporation of the surviving corporation.

5.	This Certificate of Merger shall become effective at the time of filing with the Secretary of State of the State of Delaware.

6.	The Agreement of Merger is on file at 506 2nd Avenue, Suite 800, Seattle, Washington 98104-2328, the place of business of the surviving corporation.

7.	A copy of the Agreement of Merger will be furnished by the surviving corporation on request, without cost, to any stockholder of the constituent corporations.

IN WITNESS WHEREOF, the surviving corporation has caused this certificate to be signed by an authorized officer, the 2nd of June, 2014.

COZI INC.

By:	/s/ Robert Cape
Name: Robert Cape
Title: CEO

Exhibit A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

COZI 1NC.

*****

1.	The name of the corporation is Cozi Inc.

2.

The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3.	The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4.

This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock which the corporation shall have authority to issue is One Thousand (1,000) and the par value of each of such shares is One Dollar and No Cents ($1.00) amounting in the aggregate to One Thousand Dollars and No Cents ($1,000.00).

5.	The board of directors is authorized to make, alter or repeal the by-laws of the corporation. Election of directors need not be by written ballot.

6.

A director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the General Corporation Law of Delaware, or (iv) for any transaction from which the director derived any improper personal benefit.

7.	The corporation shall indemnify its officers, directors, employees and agents to the extent permitted by the General Corporation Law of Delaware.